                  CERTIFICATE OF RETIREMENT
                             OF
                KAISER ALUMINUM CORPORATION,
                   A DELAWARE CORPORATION,
                            UNDER
   SECTION 243 OF THE GENERAL CORPORATION LAW OF DELAWARE
   --------------------------------------------------------


     In accordance with Section 243 of the General
Corporation Law of the State of Delaware, Kaiser Aluminum
Corporation (the "Corporation"), a Delaware corporation, DOES
HEREBY CERTIFY:

     FIRST:    That the Corporation has redeemed and retired
one million, nine hundred thirty-eight thousand, two hundred ninety-five (1,938,295) shares of the Series A Mandatory Conversion Premium Dividend Preferred Stock, par value $.05 per share, of the Corporation outstanding on September 19, 1995, which constituted all of the authorized shares of the Series A Mandatory Conversion Premium Dividend Preferred Stock of the Corporation.

     SECOND:   That the Certificate of Designations of Series
A Mandatory Conversion Premium Dividend Preferred Stock of Kaiser Aluminum Corporation prohibits the reissuance of the shares of Series A Mandatory Conversion Premium Dividend Preferred Stock as shares of Series A Mandatory Conversion Premium Dividend Preferred Stock when so retired, but provides that such retired shares shall resume the status of authorized but unissued shares of Preferred Stock, par value $.05 per share, of the Corporation, without designation as to series or class, and that such shares may thereafter be issued, but not as shares of Series A Mandatory Conversion Premium Dividend Preferred Stock.

     THIRD:    That when this Certificate of Retirement
becomes effective in accordance with Section 103 of the General Corporation Law of the State of Delaware, it shall have the effect of amending the Restated Certificate of Incorporation of the Corporation so as to eliminate from the Restated Certificate of Incorporation of the Corporation all reference to the Series A Mandatory Conversion Premium Dividend Preferred Stock.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by Anthony R. Pierno, a Vice President, and attested by Byron L. Wade, its Secretary, this 24th day of October, 1995.

                              ____________________________
                                        Anthony R. Pierno
                                        Vice President

ATTEST:

__________________________________
     Byron L. Wade
     Secretary

[Corporate Seal]